Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of October 23, 2016 by and among New York REIT, Inc., a Maryland corporation (the “Company”), and the entities and natural persons set forth on the signature page hereto (collectively, “WW Investors”) (each of the Company and WW Investors is hereafter referred to as a “Party” to this Agreement, and collectively as the “Parties”).

RECITALS

WHEREAS, the Company and WW Investors have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date of this Agreement, WW Investors has a combined beneficial and economic ownership interest in shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,213,140 shares; and

WHEREAS, as of the date of this Agreement, the Company and WW Investors have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.          Board Matters; 2016 Annual Meeting.

(a)  Board Representation.

(i)  Effective immediately upon the appointment of the New WW Appointees (as defined below) to the Board, WW Investors hereby irrevocably withdraws and renounces any intention to nominate any person for election as a director at the 2016 annual meeting of stockholders of the Company and any postponement or adjournment thereof (the “2016 Annual Meeting”).

(ii)  The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) increase the size of the Board from six (6) members to nine (9) members, (ii) appoint to the Board each of James Hoffmann (“Hoffmann”), Gregory Hughes (“Hughes” and together with Hoffman, the “New WW Appointees”) and Craig T. Bouchard, and (iii) opt out of Section 3-803 of the Maryland General Corporation Law, as amended (“Section 3-803”); provided that the Company may thereafter elect to be subject to Section 3-803 conditioned upon the approval thereof by stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. So long as WW Investors is not in breach of this Agreement, including, without limitation, Section 1(c)(vii) hereof (the “Requirements”), (x) each New WW Appointee shall stand for election to the Board at the 2016 Annual Meeting, together with the Company’s other nominees (as determined by the Nominating and Corporate Governance Committee of the Board, but subject to the approval of the Board, at least eight (8) of whom will be independent, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Company Manual”)) and (y) if any New WW Appointee should resign from the Board or be rendered unable to serve on the Board by reason of death or disability prior to the end of the Standstill Period (as defined below), then WW Investors shall be entitled to recommend a replacement nominee to the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) to fill the resulting vacancy, who shall meet the Governance Committee’s qualification and membership requirements and applicable independence standards, including, without limitation, independence from WW Investors and its Affiliates and Associates, and other requirements of the Exchange Act (as defined below), the rules and regulations of the SEC (as defined below) and the listing standards for the New York Stock Exchange (or such other securities exchange on which the Common Stock shall be principally listed or traded), and shall not serve on the board of directors or similar governing body of any entity that is an Affiliate of or managed by WW Investors or any of its Affiliates or in which WW Investors or any of its Affiliates is not a passive investor (any such replacement nominee appointed to the Board in accordance with this Section 1(a)(ii) shall be referred to as a “Replacement Director”). The appointment of a Replacement Director to the Board shall be subject to the recommendation of the Governance Committee and approval of the Board in their sole discretion, after exercising their duties in good faith. In the event that the Governance Committee or the Board does not accept a person recommended by WW Investors as a Replacement Director, WW Investors shall have the right to recommend additional replacements to fill the resulting vacancy, whose appointment shall be subject to the recommendation of the Governance Committee and approval of the Board in accordance with the procedures described above. Any such Replacement Director shall be deemed to be a New WW Appointee for all purposes under this Agreement. The Company agrees that the number of directors on the Board shall not exceed nine (9) prior to the end of the Standstill Period, except in the event that the Board is expanded or subject to expansion in connection with the consummation of an equity financing that is approved by the Board.

(iii)   The Company will, subject to continued compliance with the Requirements, recommend, support and solicit proxies for the election of the New WW Appointees at the 2016 Annual Meeting in the same manner as for the Company’s other nominees at the 2016 Annual Meeting, which meeting shall be held as soon as practicable. The Company shall use reasonable best efforts to hold the 2016 Annual Meeting simultaneously with the stockholders’ meeting to vote upon the proposed plan of liquidation to sell all or substantially all of the assets of the Company and New York Recovery Operating Partnership, L.P., the operating partnership of the Company (the “Operating Partnership”), and to liquidate and dissolve the Company and the Operating Partnership (the “Plan of Liquidation”); and, the definitive proxy statement for the 2016 Annual Meeting shall include a proposal to consider the approval of the Plan of Liquidation.

(b)  Committee Representation. Immediately following the execution of this Agreement, the Board will take all action necessary in furtherance of (i) the appointment of Hoffman to the Audit Committee of the Board, and (ii) the appointment of Hughes to the Compensation Committee of the Board. Such Committee appointments of Hoffman and Hughes shall continue so long as each of Hoffman and Hughes is a member of the Board or as such appointment is otherwise consented to by Hoffman and/or Hughes, respectively; and, if Hoffman and/or Hughes should resign from the Board or be rendered unable to serve on the Board by reason of death or disability prior to the end of the Standstill Period while serving on either the Audit Committee or Compensation Committee, as applicable, then WW Investors shall be entitled to designate a Replacement Director to such Committee(s). For the avoidance of doubt, the Board and applicable committees of the Board may, but shall not be required to, consider either or both of the New WW Appointees for membership on any other committees of the Board (including any committees of the Board formed after the date of this Agreement); provided, however, that in no event shall either of the New WW Appointees serve on the Conflicts Committee of the Board or any other committee of the Board formed for the purpose of evaluating proposals made by any person or entity to serve as the Company’s external advisor or manager pursuant to the Company’s publicly announced request for proposals (the “RFP”). Until the expiration of the Standstill Period (as defined below), if at least one (1) of the New WW Appointees remains on the Board, the Company shall not establish an executive committee of the Board without the approval of such New WW Appointee or New WW Appointees if more than one (1) of the New WW Appointees remains on the Board.

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(c)  Additional Agreements.

(i)  WW Investors agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)  Upon execution of this Agreement, WW Investors hereby agrees that it will not, and that it will not permit any of its Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the 2016 Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2016 Annual Meeting and/or the Plan of Liquidation, directly or indirectly. WW Investors shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(c)(ii).

(iii)  WW Investors agrees that it will appear in person or by proxy at the 2016 Annual Meeting and at each other meeting of stockholders of the Company held prior to the expiration of the Standstill Period, and will vote all shares of Common Stock beneficially owned by WW Investors (A) in favor of the Company’s nominees, and (B) otherwise in accordance with the Board’s recommendation, including in favor of any other matter recommended for stockholder approval by the Board (including approval of the Plan of Liquidation).

(iv)  Prior to the date of this Agreement, each New WW Appointee has submitted to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members, including a consent to be named as a nominee in the Company’s proxy statement for the 2016 Annual Meeting and to serve as a director if elected.

(v)  WW Investors agrees that the Board or any committee thereof, in the exercise of its duties, may recuse either of the New WW Appointees from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement.

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(vi)  The New WW Appointees, in addition to all current directors, will be required to (A) comply with all policies, procedures, codes, rules, standards and guidelines applicable to members of the Board, and (B) keep confidential all Company confidential information and not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees.

(vii)  From the date of this Agreement until such time as the Company makes a public announcement that it has selected an external advisor or manager pursuant to the RFP or, if WW Investors or an Affiliate thereof shall be selected by the Company to serve as the Company’s external advisor or manager pursuant to the RFP, for so long as WW Investors serves in such capacity, WW Investors shall not sell or agree to sell, through ordinary open market sale transactions or otherwise, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock; provided, however, that if (A) any person or entity other than WW Investors, Winthrop Realty Partners, L.P. (“Winthrop”) or any Affiliate thereof is selected by the Company to serve as the Company’s external advisor or manager pursuant to the RFP, following the public disclosure by the Company thereof WW Investors may sell or agree to sell all or any portion of its shares of Common Stock or any derivatives relating to Common Stock or (B) WW Investors, Winthrop or any Affiliate thereof is selected by the Company to serve as the Company’s external advisor or manager pursuant to the RFP, WW Investors may sell or agree to sell shares of Common Stock or any derivatives relating to Common Stock so long as WW Investors continues to maintain a combined beneficial and economic ownership interest in at least 1,000,000 shares of Common Stock in the aggregate (the “Minimum Ownership Threshold”). The Minimum Ownership Threshold shall be subject to equitable adjustment if any change in the outstanding shares of Common Stock shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared. WW Investors shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time WW Investor’s aggregate ownership of Common Stock decreases to less than the Minimum Ownership Threshold.

2.           Standstill Provisions. WW Investors agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates shall, and it shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(a)  engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(b)  form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of WW Investors to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

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(c)  deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of WW Investors and otherwise in accordance with this Agreement;

(d)  seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(e)  (i) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (ii) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination involving WW Investors and the Company, (iii) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (iv) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination with respect to the Company by such third party prior to such proposal becoming public, or (v) call or seek to call a special meeting of stockholders;

(f)  seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(g)  seek to advise, support, influence or knowingly encourage any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1;

(h)  acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any voting stock of the Company that, together with any voting stock beneficially owned thereby, represents in the aggregate in excess of 4.9% of the Company’s outstanding voting stock;

(i)  institute any litigation against the Company, its directors or its officers, make any “books and records” demands against the Company or make application or demand to a court or other person or entity for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates; provided, however, that nothing shall prevent WW Investors from bringing litigation to enforce the provisions of this Agreement;

(j)  enter into or maintain any economic, compensatory, pecuniary or other arrangements with any director or nominees for director of the Company, other than the New WW Appointees;

(k)  other than in ordinary open market sale transactions on the New York Stock Exchange in which the identity of the purchaser is not known and in accordance with applicable securities laws and subject to Section 1(c)(vii) of this Agreement, sell or agree to sell, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock to any third party;

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(l)  make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(m)  enter into any negotiations, discussions, agreement, arrangement or understanding with any person or entity concerning any of the foregoing (other than this Agreement) or encourage or solicit any person or entity to undertake any of the foregoing activities.

For purposes of this Agreement, the term “Standstill Period” means the period commencing on the date of this Agreement and ending on the later of (x) December 31, 2017 and (y) the date that neither of the New WW Appointees continue to serve on the Board; provided, however, that notwithstanding the foregoing, the Standstill Period shall terminate on the date that the Company files its definitive proxy statement in respect of an annual meeting of the Company’s stockholders with the SEC if either of the New WW Appointees is not nominated for election to the Board therein, unless the failure to be so nominated is due to the occurrence of an event with respect to a New WW Appointee that would require disclosure in the Company’s definitive proxy statement pursuant to Item 401(f) of Regulation S-K promulgated by the SEC.

3.            Representations and Warranties of the Company. The Company represents and warrants to WW Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

4.            Representations and Warranties of WW Investors. Each of the WW Investors jointly and severally represent and warrant to the Company that (a) as of the date hereof, each person and entity beneficially owns only the number of shares of voting stock of the Company as described opposite its name on Exhibit A and, other than through the shares of voting stock beneficially owned as set forth on Exhibit A, none of the WW Investors nor any Affiliate or Associate thereof has or may exercise any voting rights with respect to any shares of the Company’s capital stock or beneficial ownership of or economic exposure to the Company’s voting stock (e.g., through swaps, short sales or other derivative arrangements), (b) this Agreement has been duly and validly authorized, executed and delivered by each of the WW Investors and constitutes a valid and binding obligation and agreement of each of the WW Investors, enforceable against each of the WW Investors in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) each of the WW Investors has the authority to execute this Agreement and to bind it thereto, and (d) neither of the New WW Appointees is now nor has ever been party to any contract, agreement, arrangement, understanding, employment or otherwise, with WW Investors or any of their respective Affiliates or Associates or, to the best of its/his knowledge, the Company or any of its Affiliates or Associates, in any such case that would jeopardize such New WW Appointee’s status as an independent director, including, without limitation, independence as related to WW Investors, its Affiliates and Associates and as defined in Section 303A.02 of the NYSE Company Manual.

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5.            Press Release. Promptly following the execution of this Agreement, the Company and WW Investors shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor WW Investors shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor WW Investors nor either of the New WW Appointees shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.            Specific Performance. Each of WW Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that WW Investors, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation (or threatened violation) of, the terms hereof, and the other Party hereto (a) will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity, (b) agrees to waive any applicable right or requirement that a bond be posted by the Moving Party, and (c) if such Moving Party is awarded a final unappealable judgment in its favor in connection with the enforcement of the terms of this Agreement, the other Party shall reimburse the Moving Party for all of its reasonable and documented out-of-pocket costs incurred pursing such final judgment. This Section 6 is not the exclusive remedy for any violation of this Agreement, but will be in addition to all other remedies available at law or in equity.

7.            Expenses. The Company shall, within thirty (30) days after the execution and delivery of this Agreement, reimburse WW Investors for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with WW Investors’ involvement at the Company including, but not limited to, the nomination of directors and the negotiation and execution of this Agreement; provided that such reimbursement shall not exceed $700,000 in the aggregate; provided, however, that any fees and expenses that relate to the RFP, the advisory agreement with the Company (either prior to or after the date of the RFP) any proposal by WW Investors, Winthrop or any Affiliate thereof to serve as the Company’s external advisor or manager pursuant to the RFP or otherwise or any announcements in respect thereof shall not be subject to reimbursement hereunder.

8.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.            Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by e-mail (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

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If to the Company:

New York REIT, Inc.

405 Park Avenue

New York, New York 10022

Attention:    Randolph C. Read

Email:    rcread@icmgi.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:    Steven L. Lichtenfeld

E-mail:    SLichtenfeld@proskauer.com

If to WW Investors:

WW Investors LLC

Two Jericho Plaza

Suite 111-Wing A

Jericho, New York 11753

Email:    mashner@firstwinthrop.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

65 East 55th Street

New York, New York 10022

Attention:        Steve Wolosky

  Aneliya Crawford

Email:   swolosky@olshanlaw.com

   acrawford@olshanlaw.com

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10.         Applicable Law. This Agreement, and all claims or causes of actions (whether at law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Maryland). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of New York County, New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law. The Parties acknowledge that nothing in this Agreement shall limit the exercise of any director’s duty as a director of the Company under applicable law (including the New WW Appointees).

11.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.          Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that during the Standstill Period, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, advisors or managers (including, in the case of WW Investors, New York Recovery Advisors, LLC), stockholders, agents, attorneys or representatives, or any of their businesses, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

13.          Securities Laws. WW Investors acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person or entity who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.

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14.         Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and WW Investors. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to WW Investors, the prior written consent of the Company, and with respect to the Company, the prior written consent of WW Investors. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

NEW YORK REIT, INC.

By:	/s/ Randolph C. Read
Name: Randolph C. Read
Title: Chairman

WW INVESTORS LLC

By:	/s/ Michael L. Ashner
Name: Michael L. Ashner
Title: Manager and Member

/s/ Michael L. Ashner
MICHAEL L. ASHNER

/s/ Steven Witkoff
STEVEN WITKOFF

EXHIBIT A

Stockholder	Shares of Common Stock

WW Investors LLC	80

Michael L. Ashner	1,057,100 and 6,000 shares held in spouse’s IRA

Steven Witkoff	149,960

EXHIBIT B

FORM OF PRESS RELEASE

[To be attached]